Exhibit 99.1

Company Contact:	Agency Contact:
Marty McDermut	Cathy Mattison
Vitesse Semiconductor	LHA
+1.805.388.3700	+1.415.433.3777
invest@vitesse.com	VTSS@lhai.com

Vitesse Closes $40.2 Million Public Offering of Its Common Stock

CAMARILLO, Calif. — June 25, 2013 – Vitesse Semiconductor Corporation (NASDAQ: VTSS) today announced the closing of an underwritten public offering for 18,720,000 shares of its common stock, which includes the exercise in full by the underwriters of their over-allotment option, at a per share price to the public of $2.15. The Company will receive net proceeds of approximately $37.5 million after deducting the underwriting discount and estimated offering expenses. Certain officers and directors of Vitesse participated in the offering.

“The success of our public offering speaks volumes to the confidence our investors have in our strategy, products, team, and growth potential. The net proceeds from this offering have considerably strengthened our balance sheet, and give us flexibility in handling the debt principal due in 2014,” said Chris Gardner, CEO of Vitesse. “The proceeds from the offering will help us toward our goal of driving long-term growth and profitability.”

“Over the last five years, our R&D investments have been targeted at enabling next-generation networks in the fastest growing markets with ground breaking products based on the evolution of Ethernet technology. With the demonstrated market traction of our new products, we believe that our served markets are on the threshold of an extended growth cycle based on a systemic, long-term build out of Carrier and Enterprise networks.”

Needham & Company, LLC acted as the sole book-running manager of the offering. Craig-Hallum Capital Group LLC and Imperial Capital, LLC acted as co-managers. Counsel for Vitesse was Stubbs Alderton & Markiles, LLP.

About Vitesse

Vitesse designs a diverse portfolio of high-performance semiconductor solutions for Carrier and Enterprise networks worldwide. Vitesse products enable the fastest-growing network infrastructure markets including Mobile Access/IP Edge, Cloud Computing and SMB/SME Enterprise Networking.

###

Vitesse is a registered trademark of Vitesse Semiconductor Corporation in the United States and other jurisdictions. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

VTSS-F

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected growth of the Company’s served markets. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, represent the Company’s views only as of the date they are made and should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not assume any obligation to update any forward-looking statement.